EXHIBIT 99.1




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NEWS RELEASE
May 15, 2015


               FSI ANNOUNCES FIRST QUARTER, 2015 FINANCIAL RESULTS
   Conference call scheduled for Monday May 18th, 11:00am Eastern time, 8:00am
                      Pacific Time See dial in number below


VICTORIA, BRITISH COLUMBIA, May 15, 2015 - FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (NYSE Amex: FSI, FRANKFURT: FXT), is the developer and manufacturer of biodegradable polymers for oil extraction, detergent ingredients and water treatment as well as crop nutrient availability chemistry. Flexible Solutions also manufactures biodegradable and environmentally safe water and energy conservation technologies. Today the Company announces financial results for the first quarter (Q1) ended March 31, 2015.

Mr. Daniel B. O'Brien, CEO, states, "Q1, 2015 shows significant growth in revenue, income and cash flow compared to the year earlier period. This follows the same pattern as the last half of 2014 and is very satisfying. We anticipate that the hard work of our skilled team will allow this pattern to continue."

     o Sales in the first quarter (Q1) were $4,963,887, up approximately 30% when compared to sales of $3,812,981 in the corresponding period a year ago. The financials show a Q1, 2015 net income of $504,265, or $0.04 per share, compared to a net loss of $155,578, or $0.01 per share, in Q1, 2014.

     o Basic weighted average shares used in computing per share amounts in Q1 were 13,169,991 for both 2015 and 2014.

     o Non-GAAP operating cash flow: For the 3 months ending March 31, 2015, net income reflects $221,292 of non-cash charges (depreciation and stock option expenses), income tax, as well as gain or loss on sale of equipment and interest income which are items not related to operating or current operating activities. When these items are removed, the Company shows operating cash flow of $1,107,305, or $0.8 per share. This compares with operating cash flow of $65,714, or $0.00 per share, in the corresponding 3 months of 2014 (see the table that follows for details of these calculations).

The NanoChem division continues to produce most of FSI's revenue and cash flow. New opportunities continue to arise that may further increase sales in this division.



* a conference call has been scheduled for 11:00 am Eastern Time, 8:00 am Pacific Time, on Monday May 18, 2015. CEO, Dan O'Brien will be presenting and answering questions on the conference call. To participate in this call please dial 1-888-427-9376 (or 1-719-325-2393) just prior to the scheduled call time. The conference call title, "First Quarter 2015 Financials," may be requested.





The above information and following table contain supplemental information regarding income and cash flow from operations for the 3 months ended March 31, 2015. Adjustments to exclude depreciation, stock option expenses and one time charges are given. This financial information is a Non-GAAP financial measure as defined by SEC regulation G. The GAAP financial measure most directly comparable is net income. The reconciliation of each of the Non-GAAP financial measures is as follows:

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                        FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
                      Consolidated Statement of Operations
          For 3 Months Ended March 31 (3 Months Operating Cash Flow)
                                   (Unaudited)
--------------------------------------------------------------------------------
                                                    3 months ended March 31
                                                    2015             2014
                                               ---------------------------------
Revenue                                         $ 4,963,887    $ 3,812,981

Income (loss) before income tax - GAAP          $   908,862    $   (155,578)
Provision for Income tax(net)  - GAAP           $   404,597- a $          - a
Net income (loss)  - GAAP                       $   504,265    $   (155,578)
Net income (loss) per common share - basic. -
GAAP                                            $      0.04    $     ( 0.01)
3 month weighted average shares used in
computing per share amounts - basic.-  GAAP      13,169,991      13,169,991

                                                  3 month Operating Cash Flow
                                                        Ended March 31
                                               ---------------------------------
Operating Cash flow (3months). NON-GAAP         $ 1,107,305 b  $     65,714 b

Operating Cash flow per share excluding
non-operating items and items not related to
current operations (3 months) - basic.
NON-GAAP                                        $      0.08 b  $       0.00 b
Non-cash Adjustments (3 month) GAAP             $   174,538 c  $    221,292 c
Shares (3 month basic weighted average)
used in computing per share
amounts - basic GAAP                             13,169,991      13,169,991
--------------------------------------------------------------------------------

Notes: certain items not related to "operations" of the Company have been excluded from net income as follows.

a) GAAP - as of January 2013 the accumulated loss and expenses resulting from the Alberta division can be used to reduce taxable income from the Illinois division.
b) Non-GAAP - amounts exclude certain non-cash items (depreciation and stock option expense totaling: 2015 = $174,538, 2014 = $221,292), net income tax (2015
= $404,597, 2014 = $ N/A), gain/(loss) on the sale of equipment(2015 = (26,867),
2014 = $ N/A)  and  interest  income  (2015 =  $2,962,  2014 = $  N/A).  See the financial statements for all adjustments.
c) Non-GAAP - amounts represent depreciation and stock compensation expense. Safe Harbor Provision The Private Securities Litigation Reform Act of 1995
provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

                        Flexible Solutions International
               206 - 920 Hillside Ave, Victoria, BC CANADA V8T 1Z8
                                                                   Jason Bloom
                                                             Tel: 250 477 9969
                                                       Toll Free: 800 661 3560
                                                             Fax: 250 477 9912
                                            E-mail: info@flexiblesolutions.com
                                                    --------------------------


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To find out more information about Flexible  Solutions and our products,  please visit www.flexiblesolutions.com.